Exhibit 4

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
TRUSTCASH HOLDINGS, INC.

Trustcash Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that the following resolution was adopted unanimously by the Company’s Board of Directors as required by Section 151 of the State of Delaware Code, Title 8. Corporations, Chapter 1, General Corporations Law, Subchapter V. Stock and Dividends, pursuant to written consent dated June 30, 2008:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Company there is hereby created, out of the fifty million (50,000,000) shares of preferred stock of the Company, par value $0.001 per share, authorized in Article Four of the Certificate of Amendment of Certificate of Incorporation, a series of the preferred stock consisting of twenty five million (25,000,000) shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the preferred stock):

Section 1. Designation of Amount.

The shares of preferred stock created hereby shall be designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be twenty five million (25,000,000).

Section 2. Dividends.

Dividends shall be paid to the holders of shares of Series A Preferred Stock in the event dividends are paid to the holders of shares of the Company’s common stock and only if such shares of Series A Preferred Stock are converted into shares of common stock prior to entitlement to the dividend.

Section 3. Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to the same treatment in liquidation as holders of the common stock into which the shares of Series A Preferred Stock would be convertible.

Section 4. Voting Rights.

(a) General. Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series A Preferred Stock:

(i) shall be entitled to vote together with the holders of the common stock as a single class on all matters submitted for a vote of holders of common stock;

(ii) shall have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and

(iii) shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and By-laws of the Company.

Exhibit 4

For purposes of the voting rights set forth in this Section 4(a), each share of Series A Preferred Stock shall entitle the holder thereof to cast two (2) votes for each vote that such holder would be entitled to cast had such holder converted his or her Series A Preferred Stock into shares of common stock as of the date immediately prior to the record date for determining the stockholders of the Company eligible to vote on any such matter.

(b) Prohibitions. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, (i) amend, alter, waive or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation, including this Certificate of Designation, or By-laws of the Company or any provisions thereof (including the adoption of a new provision thereof), or (ii) create, authorize or issue any class, series or shares of preferred stock or any other class of capital stock ranking either as to payment of dividends, distributions or as to distributions of assets upon Liquidation prior to the Series A Preferred Stock. The vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provision of this Certificate of Designation, in addition to any other vote of stockholders required by law.

Section 5. Conversion Rights.

(a) General. Subject to and upon compliance with the provisions of this Section 5, the holders of the shares of Series A Preferred Stock shall be entitled, at their option, at any time, to convert all or any such shares of Series A Preferred Stock into a number of fully paid and non-assessable shares of common stock. The number of shares of common stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined using a ratio of five (5) shares of common stock for each (1) share of Series A Preferred Stock as of the conversion date.

(b) Anti-Dilution. If the shares of common stock issuable upon the conversion of shares of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event, the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of common stock into which such share of Series A Stock might have been converted immediately prior to such reorganization, reclassification or change.

(c) Conversion Process. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of common stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the principal executive office of the Company or of any transfer agent for such shares, and shall give written notice by mail, postage prepaid, to the Company at its principal executive office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of common stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series A Preferred Stock, a certificate or certificates for the number of shares of common stock to which each holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date.

Exhibit 4

In the event some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to the holder or to such other person as the holder may request in writing, at the expense of the Company, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

(d) Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the common stock), each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of common stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger.

The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Company shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such reorganization, reclassification, consolidation, shall assume, by written instrument, the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon such conversion.

(e) Reservation of Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time, the number of authorized, but unissued and unreserved, shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized, but unissued and unreserved, shares of common stock to such number of shares as shall be sufficient for such purposes.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its duly authorized officer this 30th day of June, 2008.

                              By: /s/ Kent Carasquero
                              Kent Carasquero
                              Chief Executive Officer